Exhibit 3

Amendment to Pacific Gas and Electric Company Bylaws

RESOLUTION OF THE
BOARD OF DIRECTORS OF
PACIFIC GAS AND ELECTRIC COMPANY

June 15, 2005

                         BE IT RESOLVED that Section 6 of Article III of the Bylaws of this company is hereby amended to read as follows:

6.  Vice Presidents.  Each Vice President shall have such duties and responsibilities as may be prescribed by the Board of Directors, the Chairman of the Board, the Vice Chairman of the Board, the President, or the Bylaws.  Each Vice President’s authority to sign agreements and instruments on behalf of the Corporation shall be as prescribed by the Board of Directors.  The Board of Directors of this company, the Chairman of the Board of this company, the Vice Chairman of the Board of this company, or the Chief Executive of Officer of PG&E Corporation may confer a special title upon any Vice President.

                         I, LINDA Y.H. CHENG, do hereby certify that I am Vice President and Corporate Secretary of PACIFIC GAS AND ELECTRIC COMPANY, a corporation organized and existing under the laws of the State of California; that the above and foregoing is a full, true, and correct copy of a resolution which was duly adopted by the Board of Directors of said corporation at a meeting of said Board which was duly and regularly called and held on June 15, 2005; and that this resolution has never been amended, revoked, or repealed, but is still in full force and effect.

                         WITNESS my hand and the seal of said corporation hereunto affixed this 16th day of June, 2005.

LINDA Y.H. CHENG
_______________________________
Linda Y.H. Cheng
Vice President and Corporate Secretary
PACIFIC GAS AND ELECTRIC COMPANY

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